EXHIBIT 99

UNION PACIFIC RESPONDS TO UNSOLICITED MINI-TENDER OFFER

FOR IMMEDIATE RELEASE:

OMAHA, Neb., May 11, 2004 – Union Pacific Corporation (NYSE: UNP) said today it had been notified of an unsolicited “mini-tender” offer by TRC Capital Corporation (TRC) of Toronto, Canada, to purchase up to 2 million shares, or less than 1 percent, of the outstanding common stock of Union Pacific at a price of $56.80 per share.

Union Pacific does not in any way recommend or endorse this offer, and Union Pacific is not affiliated in any way with TRC, the offer, or the offer documentation.

Union Pacific notes that this offer price is 2.8 percent below the $58.45 per share closing price of Union Pacific stock on May 5, 2004, the day before the mini-tender offer commenced, and 0.2 percent below today’s $56.92 per share closing price. TRC’s offer is subject to numerous conditions, including there being no decline in the market price of Union Pacific common stock and the availability of financing for the purchase on terms satisfactory to TRC.

Union Pacific understands that TRC has made many such “mini-tender” offers for other companies’ shares. Mini-tender offers are third-party offers to purchase less than 5 percent of a company’s outstanding shares, thereby avoiding many filing, disclosure and procedural requirements of the U. S. Securities and Exchange Commission (SEC).

On its Web site, the SEC notes that mini-tender offers “have been increasingly used to catch investors off guard” and that investors “may end up selling their securities at below-market prices.” The SEC also notes that “mini-tender offers typically do not provide the same disclosure and procedural protections that larger, traditional tender offers provide.”

Investors are urged to obtain current market quotations for their shares, to consult with their own brokers or financial advisors, and to exercise caution with respect to mini-tender offers. Additional information regarding the SEC’s regulatory concerns about mini-tender offers is available on the SEC’s Web site at: www.sec.gov/investor/pubs/minitend.htm.

Our contact for investors is Jennifer Hamann at (402) 271-4227. Our media contact is Kathryn Blackwell (402) 271-3753.